Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160406, 333-172534, and 333-175097, on Form S-8 of our report dated March 25, 2011, relating to the (1) 2010 financial statements (before retrospective adjustments to the financial statements and financial statement disclosures) of Primus Telecommunications Group, Incorporated and subsidiaries (not presented herein) and (2) 2010 financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries, appearing in this Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 14, 2013